Exhibit 99.2

News Release

Array BioPharma Announces Pricing of Public Offering of Common Stock

Boulder, Colo. (September 14, 2017) — Array BioPharma Inc. (Nasdaq: ARRY) announced today the pricing of an underwritten public offering of 20,930,232 shares of its common stock at a public offering price of $10.75 per share. The gross proceeds from the sale of the shares, before underwriting discounts and commissions and offering expenses, are expected to be approximately $225 million. The offering is expected to close on or about September 19, 2017, subject to customary closing conditions. Array also granted the underwriters a 30-day option to purchase up to 3,139,534 additional shares of common stock. All of the shares sold in the offering are being sold by Array.

Array intends to use the net proceeds from the offering to fund research and development efforts, including clinical trials for its proprietary candidates, build and scale commercial capability, and for general corporate purposes, including general working capital purposes. Array may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, drugs, drug candidates or other intellectual property, although it has no present commitments or agreements to do so.

J.P. Morgan Securities LLC and Cowen and Company, LLC are acting as joint book-running managers for the offering. Piper Jaffray & Co. is also acting as a bookrunner for the offering. Stifel and Wells Fargo Securities, LLC are acting as lead managers and SunTrust Robinson Humphrey, Inc. is acting as co-manager.

The shares are being offered by Array pursuant to a shelf registration statement that was previously filed with the Securities and Exchange Commission (SEC) and became effective. A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC, and is available on the SEC’s website at www.sec.gov.

Copies of the preliminary prospectus supplement and the accompanying prospectus, and when available, copies of the final prospectus supplement and the accompanying prospectus relating to these securities may also be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Attn: Prospectus Department, telephone: 866-803-9204; or Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, New York, 11717, Attn: Prospectus Department, telephone: 631-274-2806 ; or Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attn: Prospectus Department, telephone: 800-747-3924.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer.  Eight registration studies are currently advancing related to seven Array-owned or partnered drugs: binimetinib (MEK162), encorafenib (LGX818), selumetinib (partnered with AstraZeneca), danoprevir (partnered with Roche), ipatasertib (partnered with Genentech), larotrectinib (partnered with Loxo Oncology) and tucatinib (partnered with Cascadian Therapeutics).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the completion, timing and size of the proposed public offering and Array’s intended use of proceeds. These statements involve significant risks and uncertainties, including those discussed in the preliminary prospectus supplement related to the offering and in our most recent annual report filed on Form 10-K.  These factors include, but are not limited to: the risk that the financing may be delayed or may not occur due to market or other conditions and the satisfaction of customary closing conditions related to the proposed public offering.  Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. There can be no assurance that Array BioPharma will be able to complete the offering.  We are providing this information as of September 14, 2017. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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CONTACT:	Tricia Haugeto, Array BioPharma
(303) 386-1193
thaugeto@arraybiopharma.com